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                                 Exhibit 99.1




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                                                                    NEWS RELEASE
[LOGO OF CAPITAL ONE APPEARS HERE]

                                             Contact:  Paul Paquin
                                                       Investor Relations
                                                       703-205-1039


             Capital One to Repurchase Shares of its Common Stock

Falls Church, Va., (February 23, 2000) -- Capital One Financial Corporation (NYSE: COF) today announced that its Board of Directors has approved the repurchase of up to 10,000,000 shares of the Company's common stock over the next two years. This is in addition to the 2,250,000 shares remaining under the Company's repurchase programs approved in July 1997 and August 1998. Any repurchased shares will be used for general corporate purposes, including mitigating the impact of shares issued through dividend reinvestments, associate stock purchases and option programs.

     Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One's subsidiaries collectively had 23.7 million accounts and $20.2 billion in managed loans outstanding as of December 31, 1999, and are among the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 Index. For the second consecutive year, Fortune magazine named Capital One to its list of the "Best Places to Work in the US" and one of the most admired consumer credit companies.


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